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The following is a transcript of a presentation given by Scottish Annuity & Life
Holdings, Ltd. on November 7, 2001.


In connection with the proposed acquisition of World-Wide Holdings Limited, Scottish Annuity & Life Holdings, Ltd. has filed a proxy with the Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors may obtain a copy of the proxy statement and other documents filed by Scottish Annuity & Life Holdings, Ltd. free of charge at the SEC's Web site, http://www.sec.gov or at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain information about Scottish Annuity & Life Holdings, Ltd. at the company's Web site, the address of which is http://www.scottishannuity.com. In addition, documents filed by Scottish Annuity & Life Holdings, Ltd. with the SEC can be obtained by contacting Scottish Annuity & Life Holdings, Ltd. at the following address and telephone number: Scott E. Willkomm, Scottish Annuity & Life Holdings, Ltd., P.O. Box HM 1939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 12, Bermuda, telephone (441) 295-4451.

Scottish Annuity & Life Holdings, Ltd., its officers, directors and certain other employees of Scottish Annuity & Life Holdings, Ltd. may be soliciting proxies from Scottish Annuity & Life Holdings, Ltd. stockholders in favor of the acquisition and may be deemed to be "participants in the solicitation" under the rules of the SEC. Information regarding the interests of the participants in the solicitation is set forth in the proxy statement/prospectus. The proxy statement is now publicly available and it anticipated date of dissemination to shareholders is November 12, 2001.


OPERATOR: Good day, ladies and gentlemen, and welcome to the Scottish Annuity & Life Holdings third quarter earnings conference call.

At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time.

If anyone should require assistance during the conference, please press star, then zero, on your touch-tone telephone. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Mike French, CEO and Chairman. You may begin, sir.

MICHAEL FRENCH, CEO AND CHAIRMAN, SCOTTISH ANNUITY & LIFE HOLDINGS: Thank you, operator, and good morning, everyone.

This is Mike French, I'm the Chairman and CEO of Scottish Annuity and Life Holdings, and welcome to our earnings conference call for the third quarter ended September 30, 2001.

We're going to begin with comments on the company's financial results, and we'll give an overview of the development of the company's business. And then, after concluding our prepared remarks, we'll take your questions.

There'll be a recording of this call available beginning at 2:00 p.m. today and running for approximately a week, and instructions on how to access that call are in your conference call invitation and in today's earnings release. And a replay of the call can also be accessed at our Web site, scottishannuity.com.

Before we begin, the financial overview, please keep in mind that certain statements we make are forward-looking statements within the meaning of the Federal Securities laws, and management cautions that forward-looking statements are not guarantees, and actual results could differ materially from those expressed or implied.

At this time, I'd like to turn the - turn the call over to Scott Willkomm, our President, who will discuss the quarter - Scott.

SCOTT WILLKOMM, PRESIDENT, SCOTTISH ANNUITY & LIFE HOLDINGS:  Good morning.

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Today we reported net operating earnings increased 26 percent to 5.9 million, or
35 cents per diluted share for the quarter ended September 30th. That compares to 4.6 million, or 29 cents per diluted share for the prior year period.

The company's results include the affects of increased claims, resulting from the tragic events of September 11th. In the quarter ended September 30th, the company expensed claims totaling approximately $630,000, which is $416,000 net of tax, or about two cents per diluted share related to the terrorist attacks on America.

While we don't want to minimize the horror of the tragedy, here are some statistics to help you understand the company's exposure to this catastrophe. Because of a well-diversified book of business, we have paid or would expect to pay claims on 11 lives.

Nine people who died in the World Trade Center, including office workers and emergency personnel, one person who was on the plane that crashed in Pennsylvania, and one individual who was at work in the Pentagon.

The average claim was $57,000, the smallest claim was $13,000, and the largest claim was $100,000. The $630,000 claims number is a gross number, and not subject to reinsurance recoveries. Excluding the affects of September 11th, the company's net operating earnings would have been $6.3 million, or 37 cents per diluted share.

Since the disaster, we've been in active dialogs with our seating companies, and do not expect material additional claims.

Net operating earnings for the nine months ended September 30th increased 46 percent to 13.4 million, or 82 cents per diluted share, from 9.2 million or 58 cents per diluted share for the prior year's period. Net operating earnings for the third quarter of 2001, differ from net income by net realized investment gains and losses net of applicable taxes.

During the quarter, we took capital gains in one of our taxable companies, and provided for taxes on those gains as part of the company's overall tax planning strategies. Net operating earnings for the nine months ended September 30th differ from net income, by the net realized investment gains and losses as I mentioned, as well as a charge of 406,000 due to the cumulative effect of change in accounting principle that we discussed in last quarter's conference call.

That cumulative effect of change in accounting principle, resulted from the required implementation of a new accounting standard that became effective in the second quarter of 2001. That standard governs the method of recognizing interest income and impairment on asset-backed securities.

And under the new guidelines, the company evaluated the expected future cash flows from its asset-backed securities, and determined that those cash flows were impaired by the $406,000.

We provided a reconciliation of the difference between net operating earnings and net income on the last page of today's earnings release. Net income for the quarter was 5.5 million, or 33 cents per diluted share as compared to the 4.5 million or 28 cents per diluted share that we earned in the prior year period. The net income for the nine months was 13.1 million or 80 cents per diluted share, as compared to 8.9 million or 56 cents per diluted share for the prior year period.

Total revenue for the quarter increased to 33.5 million from 18.7 for the prior year, which represents an increase of 79 percent. Total revenue for the first nine months increased to just shy of 80 million from 44.2 million for the nine months ended September 30th, 2000, which represents an increase of 80 percent. All the increases, were principally driven by the growth in our reinsurance premiums earned by the company, and the general growth in our business.

Benefits and expenses increased to 27.1 million for the quarter, up from $14.2 million for the prior year period, which represents an increase of 90 percent. And total benefits increased for the nine months to 65.4 million from 35.8, an increase of 83 percent.

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The increase in total benefits and expenses, was due to the significant increase in the reinsurance business being written by the company during the 2001 periods. Company's total assets were 1.5 billion as of the end of September 30, 2001.

Our investment portfolio, which includes cash and cash equivalents, total 547 million, had an average quality rating of A plus, an effective duration of 3.2 years, and a weighted average book yield of 6.68 percent.

This compares with the portfolio balance of 628 million, an average quality rating of AA minus, effective duration of 2.62 years, and an average book yield of 7.24 percent as of the beginning of the year. The changes in value, quality rating, duration and yield, are a result of liquidating investments in April to fund the recapture of blocks of businesses by one of our clients, and general decreases in the prevailing interest rates.

The company's book value per share increased handsomely to 16.5 - $16.54 per share, as of September 30th. That compares to $15.82 as of June, and $15.34 as of December 31, 2000. Excluding the effective (INAUDIBLE) 115, the company's book value per share increased to $16.27 a share as of September, as compared to $15.96 as of June, and $15.59 as of December.

The increase in book value per share, is due primarily to the increase in the company's retained earnings, and the $8 million change in unrealized depreciation on investments of 3.8 million as of December 31 to a positive unrealized depreciation on investments of 4.2 million as of September 30, 2001.

In addition, in response to the general uncertainty in the equity markets after September 11th, the company repurchased 100,000 of its ordinary shares, at an average price of $14.83 per share, during the final days of the third quarter.

At this point, I'd like to give you a brief overview of the progress we're making in our business lines, and some guidance as to how we measure the progress. Since the beginning of the year, we have focused on achieving three key goals: significantly enhancing our business model, creating an environment focused on building shareholder value, and providing world class leadership throughout the organization.

We continue to make excellent progress developing our life reinsurance business, and that was once again demonstrated during the third quarter. In terms of new business activity, during the quarter we won seven pieces of business in our traditional solutions line of business, of which three were renewals of business that we had written last year.

And we won three additional quotes in our financial solutions line of business. The benefits of these transactions will begin to emerge in the fourth quarter of this year.

As of September 30th, 2001, the company had approximately 27.3 billion of life reinsurance in force covering 860,000 lives, with an average benefit per life of $32,000. This compares favorably to our numbers as of June 30th.

You may recall, at that time, the company had approximately 21.4 billion of life reinsurance in force, covering 749,000 lives, with an average benefit per life of $29,000. For the nine months ended September 30th, 2001, the company's mortality experience was 97 percent of expected levels, including claims resulting from the September 11th terrorist attacks.

If you exclude the effects of the September 11th claims, mortality experience for the nine months was approximately 88 percent of expected levels.

The activity in the quarter represents a net increase of approximately $16 billion, from the $11.5 billion we had in force at the beginning of this year. As we have said, not only on our last conference call, but on ones prior to that, we are shooting to have approximately 40 billion of life reinsurance in force at the end of the year 2001, and we're well on our way to achieving the goal.

In addition, our balance sheet grew by approximately $200 million in the quarter, due to annuity transactions that we reinsured in the quarter. As we also mentioned on our last conference call, during the second quarter, we took some

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

steps to further enhance the predictability of our earnings stream by reducing our maximum retention per life from $1 million to $500,000.

As we've said, this may cause us to give up some premium at the margin, but we think it's a prudent way to manage our exposure to potentially large claims that might crop up in the future. Our goal is, to avoid the blips in mortality, and the adverse impact that they have on maintaining a consistent earnings stream.

We do not think that this endeavor will impact in any way our competitiveness in the market, and our continued ability to generate new business. We have excellent relationships with our re-insurers that allow us the ability to write large cases and serve the needs of our customers, while prudently managing our own risk.

In addition, we have excellent catastrophe insurance with a highly rated carrier, to protect the company from catastrophes, such as the terrorist attacks of September 11th. Although we have not needed to rely on that catastrophe coverage to minimize our exposure to the September 11th claims, we do have it in place to protect the earnings stream and financial condition of the company against future catastrophes if they occur.

We have been focusing some of management times - some of management's time this year on building the company's wealth management business. Separate account assets decreased slightly to 516 million, as of September 30th, from 521 million as of June 30th.

New business activity in the quarter, accounted for $27 million of initial deposits. Separate account asset values decreased in the quarter by approximately 31 million, as a result of unfavorable market conditions in September. During the quarter, one million in separate account assets were redeemed.

As of the end of the quarter, we have a total of 113 variable insurance clients as compared to 109 as of June 30th, and 92 at the beginning of the year.

It's also important to note, that this is the first full quarter that the new executives we've added to the wealth management group have been working together as a team. Accordingly, we have a number of important new initiatives in the works for the balance of this year and 2002. Together with our existing staff, we expect wealth management will grow our fee income line substantially, over the next few years.

In other business, we continue to work diligently to close the acquisition of World Wide Reassurance (ph), as parent company World Wide Holdings from Pacific Life. Last week, we received approval from the FSA, Financial Services Authority of the United Kingdom, and we expect to mail our proxy statement to shareholders next week.

As a result of the transaction, Pacific Life will become our largest shareholder, with ownership representing approximately 22 percent of Scottish Annuity's outstanding ordinary shares. In connection with the transaction, Glen Schafer (ph), who is President of Newport Beach based Pacific Life, and Con Tran
(ph), company's Executive Vice President and Chief Financial Officer, will join the board of Scottish Annuity.

World Wide (ph), which is based in Windsor, England, provides life reinsurance primarily to insurance companies outside of the U.S., and also serves as a (INAUDIBLE) to U.S. reinsurance companies. As of June 30th, World Wide had total assets of approximately 190 million, and shareholder's equity of 56 million.

The business of World Wide and the expertise of its management and staff very nicely compliment the franchise we are building at Scottish. The transaction will increase our consolidated capital to well in excess of 300 million, and we expect the acquisition will be accrete to earnings in 2002.

And for those of you who don't know, Pacific Life is one of the largest and most successful life insurance companies in the U.S. We're very fortunate to have them join, as a strategic investor and partner with Scottish, and look forward to closing the transaction by the end of the year.

This transaction is subject to the customary conditions similar to such transactions, including the approval of our shareholders, as well as various regulatory approvals, most of which we have received already. Assuming that all the regulatory approvals are received in timely fashion, we expect to close as of the end of December.

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

In regards to our efforts to recruit a final member for our board of directors, we're working diligently at completing this task. And after getting effects of the World Wide transaction and the addition of directors representing Pacific Life we'll have a total of nine members, of which seven are independent directors.

We are behind our original timetable that I outlined in prior conference calls with regard to adding this additional director. However, with the complexion of the company changing some - excuse me, somewhat in light of the World Wide transaction, we have revisited our requirements for this position, and have narrowed the list to a short list of qualified candidates for our final board seat. And we would expect this will be completed by the end of the year.

Let me give you a quick update regarding the progress of the relocation of our operations to Bermuda. In the past few weeks, we opened our offices in Bermuda and most of our staff who were slated to move offices have done so already.

We believe that the move to Bermuda is another initiative to further enhance the company's competitive position in our industry, and build long-term value per shareholders.

Let's talk about earnings guidance. In general, we continue to expect to report a 20 to 30 percent year-over-year earnings comparison, and are comfortable with reporting earnings for the year ended December 31, 2001 in the range of $1.25 to $1.35.

For the fourth quarter ended December, we expect to report between 45 cents and 50 cents per share. And for the year ended December 31, 2002, our operating plan calls for the company to report earnings for the full year in the range of $1.50 to $1.60 per share. With expected earnings in this range, we would anticipate that our stock should be trading in the 28 to $30 per share range, by the end of 2002. And that's the company's price target.

I'd like to conclude our prepared remarks by saying, that all of us at Scottish are very pleased with the quarter's results, and are optimistic regarding our prospects for the balance of the year, and 2002 and beyond.

These results reflect the significant enhancements we have made to our business model, the quality of our professional leadership in the organization, and our continuing commitment to building shareholder value.

We continue to work together as a management team to build value for all shareholders. And the results of the past seven quarters, present clear evidence of our ability to achieve our financial and operating objectives. And also witness our favorable acceptance in our industry.

Our pending acquisition of World Wide and launching of strategic relationship with Pacific Life will also combine to take Scottish to new levels. At this point, we'll open up the call for questions - operator.

OPERATOR: Thank you. Ladies and gentlemen, at this time if you have a question, please press the one key on your touch-tone telephone.

If your question has been answered, or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from Al Kapra from Putnam Lovell, you may proceed.

AL KAPRA, PUTNAM LOVELL: Good morning, everybody. Just one big picture question, and then I'll follow up with more of a company-specific question.

I was just kind of wondering if you've seen any change in behavior on behalf of the seating companies you've talked to, relative to what happened on September 11th. And somewhat related, do you see the focus of the primary companies, perhaps, being off the ball near term, in terms of use of reinsurance in the fourth quarter, which is perhaps one of the busiest quarters of the year?

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

WILLKOMM: I think in general - it's hard to say that there's imperical evidence that the seating companies have, you know, changed - you know, how they operate and how they approach reinsurance. Some folks have asked will the events of September 11th change pricing in the business.

I think it's quite frankly much too early to tell - a lot of transactions that we have and other companies have are - have been on the books for some time, and aren't due to get re-priced until, you know, the first half of the year - of the new year that is.

With respect to the utilization of reinsurance in the fourth quarter, we don't see any really appreciable change among the companies that we call on, and we call on I think most of the - most of the industry that the rest of the life re-insurers would call on.

So, at this stage if there are changes, it's hard to discern, because on average people are, you know, moving along their business as they had in the past. On some - in some particular cases, you do see people taking more advantage of reinsurance, as they look to offset some of the losses they might have had directly from September 11th in their own books of business.

So - but no sort of appreciable imperical, you know, change in direction for the business.

KAPRA:  OK, and then just one follow up.

You mentioned you wrote about 10 pieces of business in the quarter. And I was wondering if you could just elaborate on the types of risks that you are taking on.

And then, you know, relative to your goal of 40 billion of in-force at the end of the year, we're at 27 now. How close are we to that number at this point, given some of the new business you put on in the third quarter?

WILLKOMM: Well I think that, you know, with respect to the type of business we have put on in the quarter, the traditional solutions transactions are traditional mortality risk transfer business, not really any different than what we've been doing, you know, all along for the past two years in that line of business.

In the financial solutions line of business, we have written principally - well, we had three new pieces of business, two of which were annuity transactions, and one of which was a surplus relief treaty for a client. So, you know, that gives you a sense - and quite frankly that's I think the type of business we would expect to continue to see going forward.

With respect to the in-force number, at the end of the day our goal is 40 - if we came in between 35 and 40 I think that's exactly where we want to be. The profitability of the business is quite good and, you know, we're pretty far on the way there.

It - the fourth quarter is our busiest quarter, we do have some transactions out there that, you know, are not in the bag just yet, and they probably won't be until, you know, the end of November. And at which point we'll have a very clear sense of what the final number is.

At the end of the day, the in-force number is a way, I think, to help measure the growth of our business and franchise, but at the end of the day it's the profitability of the business we write that matters the most to us.

KAPRA:  Very helpful, thanks a lot, Scott.

WILLKOMM:  Yes.

OPERATOR: Again, ladies and gentlemen, if you have a question, please press the one key on your touch-tone telephone.

Our next question comes from John Hall from Prudential Financial. You may proceed.

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

ROGER SMITH (ph), PRUDENTIAL FINANCIAL: Hi, it's actually Roger Smith (ph) for John (ph).

And I guess my question goes - what is the potential impact or expectation on the variable-like high net worth business, with a change in the life capacity?

I mean, are you expecting that your pricing will go up? And if so, does that (INAUDIBLE) a slow demand for the product or anything - any expectations from that?

WILLKOMM: Actually, we wouldn't expect to see any slowing. There's - it's not affected our capacity at all. You know in fact that's extremely profitable business for the reinsurance community, and the amount of premiums we're generating is quite attracted to them.

We also are expanding our business, not only with respect to the business we write for U.S. persons, but also we've been increasing the amount of business we write for non-U.S. people. And the amount of life coverage you need on those products is typically substantially less than what you would for U.S. compliant products.

So we have a nice blend of sources of business geographically, and we have not seen any issue with respect to our capacity.

SMITH (ph):  Thanks.

WILLKOMM:  Yes.

OPERATOR: There appears to be no more questions, sir. If you would like to continue.

WILLKOMM:  Oh, I'm sorry.

Well, at this point I think we'd just like to conclude by saying we thank you all for attending the call, and the proxy statement will get mailed next week. And please do telephone if you have any questions on materials in the proxy statement, and we look forward to talking with you in February.

Thank you.

OPERATOR: Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may now disconnect.

Good day.

END

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